Exhibit 3.1

PERNIX THERAPEUTICS HOLDINGS, INC.

ARTICLES OF AMENDMENT

                                  Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation (the “Department”) of Maryland that:

FIRST:  The charter of the Corporation as currently in effect (the “Charter”) is hereby amended by deleting therefrom in its entirety the first sentence of Section 1(a) of Article IV and inserting in lieu thereof a new sentence to read as follows:

The total number of shares of capital stock of all classes that the Corporation has authority to issue is One Hundred Fifty Million (150,000,000) shares of capital stock (par value one cent ($.01) per share), consisting of (i) One Hundred Forty Million (140,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”).

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 100,000,000 shares of stock, consisting of 90,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share, which includes 1,000,000 shares of Series B Junior Participating Stock.  The aggregate par value of all authorized shares of stock having par value was $1,000,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 150,000,000 shares of stock, consisting of 140,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share, which includes 1,000,000 shares of Series B Junior Participating Stock.  The aggregate par value of all authorized shares of stock having par value is $1,500,000.

FOURTH:  The foregoing amendment of the Charter of the Corporation has been advised by the Board and approved by the stockholders of the Corporation.

FIFTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by these Articles of Amendment.

SIXTH:  These Articles of Amendment shall become effective upon filing with the Department.

SEVENTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, Pernix Therapeutics Holdings, Inc., has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 22nd day of July, 2015.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Douglas L. Drysdale
Name: Douglas L. Drysdale
Title: President

ATTEST:

By:	/s/ Barry J. Siegel
Name: Barry J. Siegel
Title: Secretary